UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 26, 2005

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

In accordance with Item 7.01 of Form 8-K and according to general instruction B.2. thereunder, the information in Item 7.01 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933.

On September 26, 2005, the Company announced that it updated its forward earnings guidance for the third quarter of 2005 and calendar 2005 and 2006. Additional information is included in the Company’s press release, which is attached hereto as Exhibit 99.1.

Item 8.01 – Other Events

On September 26, 2005, the Company announced that it experienced no damage to any of its vessels as a result of Hurricane Rita, including those currently under construction or conversion in various Gulf of Mexico shipyards. In addition, the storm had no impact on the Company’s vessel charters. The Company’s new generation offshore supply vessel, or OSV, fleet continues to operate at pre-storm levels of 100% utilization. No physical damage occurred to the Company’s corporate headquarters in Covington, LA, which is now fully operational with all electrical power, Internet connectivity and telecommunications service having been restored. A copy of the press releases with this announcement is attached as Exhibit 99.2.

On September 26, 2005, the Company announced new vessel construction programs for each of its two business segments. This will be the Company’s fourth OSV newbuild program and second tug and tank barge, or TTB, newbuild program. The Company is currently seeking bids from domestic shipyards for the two programs. Based on internal estimates, the combined cost of the two expansion programs is expected to be approximately $265 million in the aggregate. The precise number of vessels to be constructed and their specifications will be finalized as certain milestones are completed, including the negotiation of shipyard contracts. Construction costs related to these two programs will be funded, in part, with a portion of the proceeds from our concurrent public common stock offering and private placement of senior notes discussed below and cash flow from operations. The company plans to build an additional 20,000 deadweight tons of new generation OSV vessel capacity with an estimated cost of approximately $170 million. All of the new OSVs to be constructed under this latest OSV newbuild program are expected to be delivered by mid-2008, with the first vessel expected in mid-2007. The Company also plans to build an additional 400,000 barrels of double-hulled tank barge barrel-carrying capacity and, unlike its first TTB newbuild program, the Company plans to construct the related ocean-going tugs to be used as power units for the new barges. The estimated cost of the new ocean-going tugs and ocean-going tank barges will be approximately $95 million. All of the new vessels to be constructed under the second TTB newbuild program are expected to be delivered during 2007.

On September 26, 2005, the Company announced that it commenced a public offering (the “Offering”) of 4,750,000 shares of common stock plus an additional 2,000,000 shares to be sold by a selling stockholder. The underwriters for the Company’s offering will be granted an option by the Company to purchase up to an additional 1,012,500 shares. A copy of the press release with this announcement is attached as Exhibit 99.3.

On September 26, 2005, the Company announced that it intends to sell in a private placement an additional $75,000,000 aggregate principal amount of its 6.125% Senior Notes due 2014 under its indenture dated as of November 23, 2004. A copy of the press release with this announcement is attached as Exhibit 99.4.

On September 26, 2005, the Company announced that it plans to renegotiate its revolving credit facility. Upon completion of the concurrent common stock offering and private placement of notes announced separately today, the Company plans to negotiate a new revolving credit facility with its current bank group, and possibly add new lenders. The Company’s goal will be to provide for, among others things, a longer maturity, increased borrowing capacity, lower interest rates and an updated covenant package commensurate with the Company’s improved credit standing.

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In connection with its concurrent common stock offering and private placement of notes, the Company has updated two of its risk factors, which are set forth below in their entirety:

Increases in the supply of vessels could decrease dayrates.

Certain of our competitors have announced plans to construct new OSVs to be deployed in domestic and foreign locations. A remobilization to the U.S. Gulf of Mexico of U.S.-flagged OSVs currently operating in other regions would result in an increase in OSV capacity. Additionally, construction of double-hulled, ocean-going tank barges in sufficient size and number to exceed the replacement of the single hulled tank barges that have been or still need to be retired under OPA 90 would create an increase in ocean-going tank barge capacity. Further, a repeal, suspension or significant modification of the Jones Act, or the administrative erosion of its benefits, permitting OSVs or tank barges that are either foreign-flagged, foreign-built, foreign-owned, foreign-controlled or foreign-operated to engage in the U.S. coastwise trade, would also result in an increase in capacity. Any increase in the supply of OSVs, whether through new construction, refurbishment or conversion of vessels from other uses, remobilization or changes in law or its application, could not only increase competition for charters and lower utilization and dayrates, which would adversely affect our revenues and profitability, but could also worsen the impact of any downturn in oil and natural gas prices on our results of operations and financial condition. Similarly, any increase in the supply of ocean-going tank barges, could not only increase competition for charters and lower utilization and dayrates, which could negatively affect our revenues and profitability, but could also worsen the impact of any reduction in domestic consumption of refined petroleum products or crude oil on our results of operations and financial condition.

We are subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

Increasingly stringent federal, state, local and foreign laws and regulations governing worker health and safety and the manning, construction and operation of vessels significantly affect our operations. Many aspects of the marine industry are subject to extensive governmental regulation by the United States Coast Guard, the National Transportation Safety Board and the United States Customs Service, and their foreign equivalents, and to regulation by private industry organizations such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards, while the Customs Service is authorized to inspect vessels at will. Our operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment, increased manning, or operational changes. Failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions, imposition of remedial obligations or the suspension or termination of our operations. Some environmental laws impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, including charterers. Moreover, these laws and regulations could change in ways that substantially increase costs that we may not be able to pass along to our customers. Any changes in laws, regulations or standards that would impose additional requirements or restrictions could adversely affect our financial condition and results of operations.

We are also subject to the Merchant Marine Act of 1936, which provides that, upon proclamation by the President of a national emergency or a threat to the security of the national defense, the Secretary of Transportation may requisition or purchase any vessel or other watercraft owned by United States citizens (which includes United States corporations), including vessels under construction in the United States. If one of our OSVs, tugs or tank barges were purchased or requisitioned by the federal government under this law, we would be entitled to be paid the fair market value of the vessel in the case of a purchase or, in the case of a requisition, the fair market value of charter hire. However, if one of our

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tugs is requisitioned or purchased and its associated tank barge is left idle, we would not be entitled to receive any compensation for the lost revenues resulting from the idled barge. We would also not be entitled to be compensated for any consequential damages we suffer as a result of the requisition or purchase of any of our OSVs, tugs or tank barges. The purchase or the requisition for an extended period of time of one or more of our OSVs, tugs or tank barges could adversely affect our results of operations and financial condition.

Finally, we are subject to the Merchant Marine Act of 1920, commonly referred to as the Jones Act, which requires that vessels engaged in coastwise trade to carry cargo between U.S. ports be documented under the laws of the United States and be controlled by U.S. citizens. To ensure that we are determined to be a U.S. citizen as defined under these laws, our certificate of incorporation contains certain restrictions on the ownership of our capital stock by non-U.S. citizens and establishes certain mechanisms to maintain compliance with these laws. If we are determined at any time not to be in compliance with these citizenship requirements, our vessels would become ineligible to engage in the coastwise trade in U.S. domestic waters, and our business and operating results would be adversely affected. The Jones Act’s provisions restricting coastwise trade to vessels controlled by U.S. citizens have recently been circumvented by foreign interests that seek to engage in trade reserved for vessels controlled by U.S. citizens and otherwise qualifying for coastwise trade. Legal challenges against such actions are difficult, costly to pursue and are of uncertain outcome. To the extent such efforts are successful and permit foreign competition, such competition could have a material adverse effect on domestic companies in the offshore service vessel industry and on our financial condition and results of operations. In addition, in the interest of national defense, the Secretary of Homeland Security is authorized to suspend the coastwise trading restrictions imposed by the Jones Act on vessels not controlled by U.S. citizens. Such a waiver was issued following Hurricane Katrina and was in effect on a temporary basis for tank vessels that carried petroleum products. A more limited waiver continues in existence for vessels that carry petroleum cargoes from the Strategic Petroleum Reserve.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: September 26, 2005	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 26, 2005

99.2	Press Release dated September 26, 2005

99.3	Press Release dated September 26, 2005

99.4	Press Release dated September 26, 2005

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